CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated September 18, 1996, included in this Annual Report on Form 10-K, into the Company's previously filed Registration Statements on Form S-8 (Nos. 2-71781, 2-90852, 33-2555, 33-11449, 33-26930, 33-37310, 33-53180, 33-59096,
33-64965, 33-64961, 33-64967 and 33-64980).


/s/ Arthur Andersen LLP

Arthur Andersen LLP



San Juan, Puerto Rico
September 18, 1996